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                                                                    Exhibit 99.1


For Release September 9, 2005

Contact:  Paul Muellner
          Chief Financial Officer
          John Q. Hammons Hotels, L.P.
          (417) 864-4300


                    JOHN Q. HAMMONS HOTELS, L.P. RESPONDS TO
                      DEBT TENDER OFFER BY JQH FINANCE, LLC


SPRINGFIELD, MO. - SEPTEMBER 9, 2005 - John Q. Hammons Hotels, L.P. today announced that the board of directors of its general partner, John Q. Hammons Hotels, Inc. (AMEX: JQH), unanimously expressed no opinion and remained neutral toward the unsolicited offer by JQH Finance, LLC to purchase any and all of the outstanding $499.0 million principal amount of Series B 8-7/8% First Mortgage Notes due 2012 issued by John Q. Hammons Hotels, L.P. and John Q. Hammons Hotels Finance Corporation III. On June 14, 2005, John Q. Hammons Hotels, Inc. entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with JQH Acquisition LLC and JQH Merger Corporation, affiliates of JQH Finance, LLC formed by Jonathan D. Eilian for the purpose of the merger.

After considering the unsolicited debt tender offer, the board of directors concluded on behalf of John Q. Hammons Hotels, L.P., that it would not be appropriate to provide a recommendation to note holders with respect to tendering their notes in the offering. In reaching this conclusion, the board of directors noted that the determination of whether to tender the notes should not be made on a collective basis, but, instead, should be made individually by each note holder based on that note holder's particular circumstances. The board of directors believes this determination is a financial decision to be made by each note holder, in consultation with the note holder's financial advisor, based on the terms of the offer and the cash price being offered by JQH Finance, LLC. For these reasons, the board of directors believes it would be inappropriate for John Q. Hammons Hotels, L. P. to make a recommendation to note holders regarding the tender of their shares in the offer by JQH Finance, LLC.

The announcements contained in this press release were made in accordance with the provisions of Rule 14e-2 under the Securities Exchange Act of 1934.